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                     [LETTERHEAD OF INFOCURE APPEARS HERE]

                                                                    NEWS RELEASE
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FOR IMMEDIATE RELEASE

                INFOCURE CORPORATION COMPLETES ACQUISITION OF
                          PACE FINANCIAL CORPORATION

Atlanta, Georgia - February 9, 1998 - InfoCure Corporation (AMEX:INC) announced today that it has completed the acquisition of Pace Financial Corporation ("Pace") for a combination of cash and stock.

Pace, with offices in Rochester and Minneapolis, Minnesota and Cincinnati, Ohio, has annual revenues of approximately $5.4 million and develops, sells, and supports the computerized medical office information system "Ideal". The system operates on an IBM AS/400 platform and is sold nationally to large clinics and hospitals that provide management services to their clinics. In conjunction with "Ideal," Pace also offers medical software products that include a multiple resource scheduler for hospital diagnostic scheduling, an occupational medicine program, and a physical therapy occupational and speech module.

John Black, President and founder of Pace said, "The opportunities for growth at InfoCure have started to materialize because of our substantial AS/400 market share and the popularity of our "Ideal" software product. We are very excited about our new alliance with InfoCure and look foward to a bright future."

Jim Price, Executive Vice President of InfoCure stated that, "With InfoCure's strategy of acquiring key companies in niche markets, Pace will be integrated into our Enterprise Division which provides practice management software to high-end practices, clinics, and MSOs operating on the IBM AS/400 platform. The addition of Pace further reinforces InfoCure's leadership position in offering IBM AS/400-based software to the practice management information segment of the HCIS industry."

Frederick L. Fine, President and CEO of InfoCure stated, "The addition of Pace brings to InfoCure not only a tremendous product offering for IBM AS/400 users, but a seasoned and well respected management and technical team."

InfoCure Corporation develops, markets and supports practice management software products and related services for healthcare practices of varying size and specialty, including multi-provider Management Service Organizations (MSOs), Independent Physician Alliances (IPAs) and solo practitioners. InfoCure has an installed customer base of over 24,000 healthcare providers that practice in all 50 states.

Certain statements in this release, including statements related to the anticipated growth of Pace and the popularity of its "Ideal" software, are forward-looking. Although InfoCure believes that its expectations are based on reasonable assumptions within the boundaries of its knowledge of its business, there can be no assurance that actual results will not differ materially from its expectations. A discussion of certain risk factors that may cause results to differ from these foward-looking statements can be found in the Registration Statement for InfoCure on file with the SEC.

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Contact:   Susan M. Gustafson
           Investor Relations
           (770) 221-9990